UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ACCELRYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 23, 2007

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Thursday, August 30, 2007 at 9:00 a.m. Pacific Time at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Mark J. Emkjer
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, August 30, 2007

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Thursday, August 30, 2007, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.     Proposal No. 1: To elect two Class III directors to our Board of Directors for a term of three years;

2.     Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008; and

3.     Proposal No. 3: To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock ($0.0001 par value) by 20,000,000 shares from 40,000,000 to 60,000,000 shares.

4.     To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed July 6, 2007 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

David R. Mersten
Secretary
San Diego, California
July 23, 2007

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder prior to the annual meeting.

i

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ACCELRYS, INC.
10188 Telesis Court, Suite 100
San Diego, CA 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, AUGUST 30, 2007

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2007 annual meeting of stockholders to be held on Thursday, August 30, 2007 at 9:00 a.m. Pacific Time, at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and accompanying proxy card on or about July 23, 2007 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 27, 2007.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•  Proposal No. 1:   The election of two Class III directors nominated by the Board to serve for a term of three years;

•  Proposal No. 2:   The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending March 31, 2008; and

•  Proposal No. 3:   The amendment of our Certificate of Incorporation to increase the number of authorized shares of our common stock ($0.0001 par value) by 20,000,000 shares from 40,000,000 to 60,000,000 shares.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 6, 2007 will be entitled to vote at the annual meeting. On this record date, there were 26,669,631 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on July 6, 2007, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on July 6, 2007, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” the nominee proposed by the Board or you may abstain from voting for that nominee. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 27, 2007.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and “broker non-votes”. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because that stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

•  Proposal No. 1:   The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

•  Proposal No. 2:   To be approved, Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares present at the meeting or represented by proxy. Abstentions will have the same effect as “against” votes, but broker non-votes will have no effect.

•  Proposal No. 3:   To be approved, Proposal No. 3 must receive a “for” vote from the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as “against” votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of July 6, 2007.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 26,669,631 shares outstanding and entitled to vote. Accordingly, 13,334,816 shares must be present at the meeting or represented by proxy in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposal described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in any one of three ways:

•  You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than three business days prior to the date of the annual meeting.

•  You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Wednesday, August 29, 2007.

•  You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008, which ends September 30, 2007.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by February 27, 2008 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than February 27, 2008.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Background

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and has a three-year term. The Board currently consists of five directors, with two directors in Class III whose terms expire in 2007 and who are standing for reelection at the annual meeting, one director in Class I whose term expires in 2008 and two directors in Class II whose terms expire in 2009. No current disagreement exists between us and any of the current members of the Board regarding our operations, policies or practices.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for reelection at the annual meeting; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting:

Current Directors Who are Standing for Reelection at the Annual Meeting:

Name	Class	Age
Kenneth L. Coleman	III	64
Ricardo B. Levy, Ph.D.	III	62

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as lead independent director. He has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he has served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2001, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an internet service provider, and of City National Bank, a commercial banking institution.

Ricardo B. Levy, Ph.D. has served as a director since 2000. Dr. Levy also currently serves as Chairman of the Board of Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he also served as an interim President and Chief Executive Officer from June through December 2000. Dr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc., from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Dr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Dr. Levy is a member of the board of directors of Stem Cells, Inc., a public company, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Gary E. Costley, Ph.D.	I	63
Mark J. Emkjer	II	51
Christopher J. Steffen	II	65

Gary E. Costley, Ph.D.   has served as a director since 1996. Dr. Costley also currently serves as Managing Director of C&G Capital LLC, a private equity firm. Until 2004, he served in various capacities, including President, Chairman of the Board of Directors and Chief Executive Officer of International Multifoods Corporation, a producer of various food items. From 1995 through 1997, Dr. Costley was the Dean of Babcock Graduate School of Management, Wake Forest University. Dr. Costley is currently a director of Principal Financial Group, a financial services company, of Pharmacopeia Drug Discovery, Inc., a drug discovery company, and of Tiffany and Company, a jeweler and specialty retailer.

Mark J. Emkjer   currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining us in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002. Mr. Emkjer also served as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

Christopher J. Steffen   has served as a director since 2004. Mr. Steffen also currently serves as chairman of Viasystems, Inc., an electro-mechanical solutions provider, as a director of W.R. Grace, a specialty chemicals and materials business, and as a director of several private companies and has been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a vice-chairman and director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, of Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and director, and of Chrysler Corporation as its Vice President and Controller.

There are no family relationships among any of our directors. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board has nominated two directors, Kenneth L. Coleman and Ricardo B. Levy, Ph.D., for reelection at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No. 1.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2008 and has further directed us to submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the year ended March 31, 2007, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2006
Audit Fees(1)	$779,579	$1,020,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	4,375
Total Fees	$779,579	$1,024,375

(1)   Includes fees for the audit of our annual financial statements for the years ended March 31, 2007 and 2006 included in our annual reports on Form 10-K, the review of our interim period financial statements for fiscal years 2007 and 2006 included in our quarterly reports on Form 10-Q, the audit of management’s assessment of the effectiveness of our internal controls over financial reporting and the audit of the effectiveness of our internal control over financial reporting as of March 31, 2007 and 2006, statutory audits of certain of our foreign subsidiaries for the years ended March 31, 2007 and 2006 and related services that are normally provided in connection with regulatory filings or engagements. Fees for the year ended March 31, 2006 also include approximately $250,000 of audit fees associated with the restatement of our previously issued consolidated financial statements. The restatement was completed in May 2006.

(2)   Consists of fees for our use of online research tools provided by E&Y.

The Audit Committee has determined that the rendering of all non-audit services by E&Y is compatible with maintaining the auditor’s independence.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

PROPOSAL NO. 3
AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

The Board has approved and adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation (the “Capital Amendment”). The Capital Amendment increases the number of authorized shares of common stock, par value $0.0001 per share, from 40,000,000 to 60,000,000. The Capital Amendment, as it is proposed to be adopted, is attached to this proxy statement as Appendix I. Other than the increase in authorized capital discussed above, the Capital Amendment does not modify our Certificate of Incorporation.

On the record date, there were an aggregate of approximately 6.2 million shares of authorized common stock that have not been issued and or reserved for issuance pursuant to issued or issuable options, restricted stock units (“RSUs”) or other rights to acquire shares of common stock. As a result, the Board believes that, by increasing the authorized number of shares of our common stock, we will make available a more reasonable number of shares for future financing or strategic transactions, stock issuances pursuant to employee benefit plans and other appropriate corporate opportunities and purposes. While we have not committed to issue any shares of common stock in excess of the number of currently authorized shares, we may pursue potential financing and/or other strategic transactions pursuant to which we may need to issue shares of our capital stock. Having a sufficient number of shares authorized will facilitate our consummating such a transaction without the additional delay of stockholder approval.

The proposed increase in the authorized number of shares of common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. In general, the newly authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of common stock. However, while we would seek to issue the newly authorized shares only under circumstances that we believe would ultimately increase our value, the issuance of any newly authorized shares of common stock could potentially dilute the earnings per share and voting rights of current holders of common stock.

In addition, the increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board is not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

For the reasons stated above, the Board believes it is in our best interests and in the best interests of our stockholders to approve the Capital Amendment.

Vote Required; Board Recommendation

To be approved, this Proposal No. 3 must receive a “for” vote from the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes “against” Proposal No. 3. The Board recommends a vote “for” this Proposal No. 3 to amend the certificate of incorporation to increase the number of authorized shares of common stock

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

In January 2007, the Board adopted a related person transaction policy (the “Policy”). Pursuant to the Policy, all of our officers and directors are required to report to the Board any transaction which he or she believes may be a related person transaction (as defined below) and must obtain the Board’s approval prior to entering into such transaction. A related person transaction is any transaction in which 1) we are a participant; 2) the amount involved exceeds $120,000; and 3) the officer or director has a direct or indirect material interest.

Other than as disclosed in the Summary Compensation Table, we did not enter into any related person transactions during fiscal year 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of July 6, 2007 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the Named Executive Officers (as defined in the Summary Compensation Table), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the Securities and Exchange Commission (the “SEC”) by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated assuming 26,669,631 shares of our common stock (net of treasury shares) were outstanding as of July 6, 2007. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 6, 2007. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders
David J. Greene and Company, L.L.C. 599 Lexington Avenue New York, NY 10022	2,545,762	(1)	9.5%
Wellington Management Company, LLP. 75 State Street Boston, MA 02109	2,346,400	(2)	8.8%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,049,072	(3)	7.7%
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, MD 21202	1,971,320	(4)	7.4%
Federated Investors, Inc. Federated Investors Tower Pittsburgh, PA 15222	1,946,800	(5)	7.3%
Group consisting of Paloma International L.P., S. Donald Sussman, MAK Capital One L.L.C., MAK Capital Fund L.P., and Michael A. Kaufman c/o S. Donald Sussman 6100 Red Hook Quarter, 18B, Suites 1-6 St. Thomas, United States Virgin Islands 00802	1,473,729	(6)	5.5%
Named Executive Officers
Current Executive Officers
Mark J. Emkjer	585,379	(7)	2.1%
Rick E. Russo	1,000	(8)	*%
Nicholas Austin	137,342	(9)	*%
Richard C.G. Murphy	54,500	(10)	*%
R. William Taylor	88,874	(11)	*%
Former Executive Officers
David M. Sankaran	—		—%
Mathew A. Hahn, Ph.D.	400,389	(12)	1.5%
Directors
Kenneth L. Coleman	37,431	(13)	*%
Gary E. Costley, Ph.D.	56,872	(14)	*%
Ricardo B. Levy, Ph.D.	54,702	(15)	*%
Christopher J. Steffen	27,916	(16)	*%
All current executive officers and directors as a group (12 persons)	1,215,484	(17)	4.4%

      * Less than one percent.

   (1) David J. Greene and Company, LLC has shared voting power with respect to 1,928,662 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors, Inc. on February 8, 2007.

   (2) Wellington Management Company, LLP has shared voting power with respect to 2,210,700 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors, Inc. on February 14, 2007.

   (3) Based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 2, 2007.

   (4) Brown Capital Management, Inc. has sole voting power with respect to 995,006 shares and sole dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Brown Capital Management, Inc. on February 1, 2007.

   (5) Based solely upon information contained in a Schedule 13G filed with the SEC by Federated Investors, Inc. on February 13, 2007.

   (6) Paloma International L.P., S. Donald Sussman, MAK Capital One L.L.C., and Michael A. Kaufman have shared voting and dispositive power with respect to 848,116 shares owned by Paloma International L.P. MAK Capital One L.L.C., MAK Capital Fund L.P., and Michael A. Kaufman have shared voting and dispositive power with respect to 625,613 shares owned by MAK Capital Fund L.P. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by S. Donald Sussman on February 20, 2007.

   (7) Represents 17,742 shares of common stock held of record by Mr. Emkjer and options to purchase 567,637 shares of common stock that are exercisable within 60 days of July 6, 2007.

   (8) Represents 1,000 shares of common stock held of record by Mr. Russo.

   (9) Represents 11,904 shares of common stock held of record by Mr. Austin, options to purchase 121,565 shares of common stock that are exercisable within 60 days of July 6, 2007, and 3,873 RSUs that will vest within 60 days of July 6, 2007.

(10) Represents 8,667 shares of common stock held of record by Mr. Murphy and options to purchase 45,833 shares of common stock that are exercisable within 60 days of July 6, 2007.

(11) Represents 8,667 shares of common stock held of record by Mr. Taylor and options to purchase 80,207 shares of common stock that are exercisable within 60 days of July 6, 2007.

(12) Represents 331,640 shares of common stock held of record by Dr. Hahn and options to purchase 68,749 shares of common stock that are exercisable within 60 days of July 6, 2007.

(13) Represents options to purchase 37,431 shares of common stock that are exercisable within 60 days of July 6, 2007.

(14) Represents 2,000 shares of common stock held of record by Dr. Costley and options to purchase 54,872 shares of common stock that are exercisable within 60 days of July 6, 2007.

(15) Represents 3,000 shares of common stock held of record by Dr. Levy and options to purchase 51,702 shares of common stock that are exercisable within 60 days of July 6, 2007.

(16) Represents options to purchase 27,916 shares of common stock that are exercisable within 60 days of July 6, 2007.

(17) Represents 71,769 shares of common stock held of record by our current executive officers and directors, options to purchase 1,134,431 shares of common stock that are exercisable within 60 days of July 6, 2007, and 9,284 RSUs that will vest within 60 days of July 6, 2007.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	3,750,727	$7.03	2,806,269
Equity compensation plans not approved by stockholders(2)	417,108	5.33	—
Total	4,167,835		2,806,269

(1)   Securities are to be issued upon exercise of outstanding options and rights under the following plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Amended and Restated Stock Incentive Plan and 2005 Employee Stock Purchase Plan. In connection with the approval of the 2004 Amended and Restated Stock Incentive Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan and 2000 Stock Option Plan are no longer active and have no shares available for issuance.

(2)   The 2004 New Hire Equity Incentive Plan allowed for the grant of stock awards to newly hired employees. In connection with the approval of the 2004 Amended and Restated Stock Incentive Plan, the 2004 New Hire Equity Incentive Plan is no longer active and has no shares available for issuance.

Information Regarding the Board and Its Committees

The Board met six times during the year ended March 31, 2007. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides membership and meeting information for fiscal year 2007 for each of the Board’s committees:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy, Ph.D.	X		X	*	X
Gary E. Costley, Ph.D.	X		X		X	*
Total meetings in fiscal year 2007	6		5		4

*       Committee Chairperson

**    Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the Nasdaq Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of July 6, 2007, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Ph.D., Kenneth L. Coleman and Gary E. Costley, Ph.D. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance and as Appendix II to this proxy statement.

Human Resources Committee

Pursuant to its charter, the Human Resources Committee of the Board (the “HR Committee”) has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including those for the Named Executive Officers. In connection with performing their duties, the members of the HR Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of July 6, 2007, the members of the HR Committee are Ricardo B. Levy, Ph.D., Kenneth L. Coleman, Christopher J. Steffen and Gary E. Costley, Ph.D. Dr. Levy serves as chairman of the Human Resources Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. The secondary committee consists of Dr. Levy.

The charter of the Human Resources Committee can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition of the Board and its committees, including size and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, director compensation and chief executive officer succession planning.

As of July 6, 2007, the members of the Governance and Nominating Committee are Gary E. Costley, Ph.D., Kenneth L. Coleman, Ricardo B. Levy, Ph.D. and Christopher J. Steffen. Dr. Costley serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance.

Director Compensation

The Chairman of the Board receives an annual retainer of $100,000 while each non-employee director receives an annual retainer of $30,000. The Audit Committee chairman receives an annual retainer of $5,000 while the chairmen of the Human Resources Committee and Governance and Nominating Committee each receive annual retainers of $3,500. Additionally, non-employee directors receive $1,500 for each board and committee meeting attended in person and $750 for each board and committee meeting attended telephonically. Reasonable travel-related expenses are reimbursed for attendance at all Board and committee meetings.

In addition to cash compensation, each new non-employee director is granted an option to purchase 20,000 shares of our common stock upon joining the Board. Each returning non-employee director is granted an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders. The stock options granted to our non-employee directors generally vest over four years, have a contractual term of 10 years and have an exercise price equal to the closing market price of our common stock on the date of grant.

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2007. Directors who are employees of the company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Kenneth L. Coleman	$127,750	$46,359	$174,109
Ricardo B. Levy, Ph.D.	61,250	74,570	135,820
Gary E. Costley, Ph.D.	60,500	74,570	135,070
Christopher J. Steffen	57,500	46,913	104,413

(1)   The amounts shown under the “Option Awards” column represent the share-based compensation expense recognized by us for financial reporting purposes (excluding forfeiture assumptions) in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) for fiscal year 2007 for stock options granted to each director. As of March 31, 2007, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Dr. Levy, 63,786; Dr. Costley, 68,542; Mr. Steffen, 40,000.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors.   Four out of our five members of the Board meet the independence standards of the SEC and NASDAQ, and only one of our directors, Mark J. Emkjer, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and the directors.

Code of Business Conduct and Ethics.   The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the Investor Information section of our corporate website, http://www.accelrys.com, under Corporate Governance.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a Board with the skills and characteristics that, taken as a whole, will assure a strong Board with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•  The appropriate size of the Board;

•  Our needs with respect to the particular talents and experience of its directors; and

•  The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. We annually review the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more that 5% of common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by NASDAQ listing standards. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on six occasions during the fiscal year ended March 31, 2007. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for the fiscal year ended March 31, 2007 with management and E&Y. Management is responsible for the preparation, presentation and integrity of Accelrys’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2007 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the SEC.

Submitted by the Audit Committee:
Christopher J. Steffen, Chairman
Ricardo B. Levy, Ph.D.
Kenneth L. Coleman
Gary E. Costley, Ph.D.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program

Pursuant to its charter, the HR Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the Summary Compensation Table) are similar to those provided to all other executive officers.

The HR Committee is composed entirely of independent directors. The HR Committee’s Chairman is Ricardo B. Levy, Ph.D. The remaining HR Committee members are Gary E. Costley, Ph.D., Christopher J. Steffen and Kenneth L. Coleman. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including those for the Named Executive Officers. The HR Committee works with management and a compensation consultant, as further described below, to align our compensation structure with our organizational goals. The HR Committee’s membership is determined by the Board. The HR Committee met five times during fiscal year 2007.

The HR Committee operates pursuant to a charter approved by the HR Committee and the Board. The charter is posted on our internet website at http://www.accelrys.com. The HR Committee and the Board periodically review and revise the charter, most recently in February 2006.

Compensation Objective and Philosophy

The objective of our compensation program is to provide a total compensation package that will enable us to:

•  attract, motivate and retain outstanding employees, including Named Executive Officers;

•  align the financial interests of our employees, including our Named Executive Officers with the interests of our stockholders;

•  provide incentives for superior company and individual Named Executive Officers performance; and

•  encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, the HR Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation such as base salaries and certain other perquisites and ancillary benefits with “at-risk” forms of compensation such as performance-based cash bonuses and long-term equity incentive awards. In particular, the HR Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group (as defined below) helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the HR Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation. First, we set base salaries at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business. Second, we offer performance-based cash bonuses meant to reward achievement of certain key financial and operational goals. Third, we grant long-term equity incentive awards, which vest over time, to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose. Finally, we offer a number of perquisites and ancillary benefits that the HR Committee has determined to be widely offered within our Compensation Peer Group.

To date, the HR Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. Nevertheless, in light of the importance of uniting the concepts of personal performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses which reward achievement of our fiscal year objectives and long-term equity incentive awards which reward increasing our value in the long term.

Process for Setting Executive Compensation

The HR Committee understands that we compete with many companies for top executive-level talent. Accordingly, the HR Committee strives to implement compensation packages for our executive officers that are competitive with total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The members of this Compensation Peer Group may vary depending on the nature of the executive role being considered, as the HR Committee may deem it appropriate in the case of certain executive roles to refer to the practices of similarly situated companies within the high-technology sector and in the case of other executive roles to refer more generally to the practices of companies similar to ours in terms of size, location, operations, etc. In addition to comparing compensation levels to the appropriate Compensation Peer Group, the HR

Committee also determines the appropriate metrics that will be used to define the various performance goals underlying certain elements of the “at-risk” compensation we offer.

Ultimately, the HR Committee makes all compensation decisions for our executive officers. Often, these decisions will be based on data obtained by the HR Committee from relevant compensation surveys and other data sources, as well as individual performance, internal comparables and other related factors as deemed appropriate by the members of the committee. Per its charter, however, the HR Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, for fiscal year 2007, the HR Committee consulted with Frederic W. Cook & Co., Inc., an independent compensation consultant (the “Compensation Consultant”), to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives, as well as the compensation of our independent directors. The Compensation Consultant was engaged by, reported to, and received compensation approved by the HR Committee (rather than the company itself). In addition, from time to time, the HR Committee may solicit the input of our Chief Executive Officer, Mark J. Emkjer; its Vice President of Human Resources, Judith Ohrn Hicks; and its General Counsel, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the Summary Compensation Table and the Grants of Plan-Based Awards Table (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for fiscal year 2007, the principal components of compensation for our executive officers were:

•  base salary;

•  performance-based cash bonuses;

•  long-term equity incentive awards; and

•  certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility, with appropriate reference to market data from the Compensation Peer Group.

During its review of base salaries for executive officers for fiscal 2007, the HR Committee primarily considered:

•  market data provided by our Compensation Consultant and data published by independent third-party sources;

•  the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to other executive officers; and

•  the individual performance and responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined appropriate by the HR Committee. In reviewing market data, the HR Committee considered the Culpepper, Inc. Technical and IT Compensation Survey of companies with annual revenues between $60 million and $200 million. In reviewing individual executive performance, the HR Committee considered factors including decision-making skills, business and financial acumen, ability to drive results, and the executive’s overall performance in his or her role. Thereafter, the HR Committee approved base salary increases in an average amount of 3.7% for all executive officers (with increases for our Named Executive Officers ranging from 0% to 6.7%), effective as of April 1, 2006.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Cash Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Cash Incentive Plan allows each executive officer to earn up to 200% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the HR Committee. In setting these performance targets, the HR Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets, and are consistent with achieving our short and long-term goals. By so doing, the HR Committee believes we can best leverage this compensation element to align the personal performance objectives of its executive officers with our annual performance objectives. The Cash Incentive Plan also allows for the HR Committee to exercise discretion over various elements of the Cash Incentive Plan, including the amounts of the awards ultimately earned under the Cash Incentive Plan. Accordingly, the HR Committee reserves the right to modify individual incentive targets, specified corporate performance targets, or payments levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company, or market conditions may dictate.

During the first quarter of fiscal year 2007, the HR Committee selected the specific group of employees eligible to participate in the Cash Incentive Plan, established the specific corporate performance targets for the year, and set target bonus levels for each participant. The corporate performance targets for the fiscal year 2007 Cash Incentive Plan consisted of three financial metrics—non-GAAP operating income, order intake and revenue targets—that were weighted 50%, 25%, and 25% respectively.

Based on our fiscal year 2007 financial performance against the Cash Incentive Plan targets, the HR Committee approved bonus payments to participants in an amount equal to 103% of each participant’s target incentive amount for the year. These payments were pro-rated for our Chief Financial Officer, Rick E. Russo, and our Chief Science Officer, Frank K. Brown, both of whom were hired in October of 2006; and for Mathew A. Hahn, Ph.D., our former Chief Science and Technology Officer, who ceased being an executive officer in October 2006.

We filed the fiscal year 2007 Cash Incentive Plan document as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2006. As noted in that filing, each executive officer’s target incentive amount (represented as a percentage of base salary) is 40% with the exception of: (i) the Chief Executive Officer, whose target percentage of base salary is 85%; (ii) the Senior Vice President of Sales, whose target percentage is 60% of base salary (with greater emphasis on the order intake target, which comprised 62.5% of his performance targets); and (iii) the Chief Financial Officer, who commenced employment in October 2006, whose target percentage is 50% of base salary.

For fiscal year 2008, the HR Committee has modified the Cash Incentive Plan to place greater emphasis on the combination of growth and profitability targets, as well as to introduce an individual performance component. Accordingly, payments of bonuses pursuant to the fiscal year 2008 Cash Incentive Plan will be generally weighted as follows: 40% based on non-GAAP operating income targets, 40% based on order intake targets, and 20% based upon individual performance objectives.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are made to Named Executive Officers and other eligible employees upon commencement of employment with us, promotion to a new role, and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process. When making equity award decisions, the HR Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance, the value of the specific position to us and individual performance criteria. Existing ownership levels are not a factor in award determination, as the HR Committee wants to encourage executives to hold our stock in order to achieve alignment between management and shareholders’ interests. All long-term equity incentive compensation awards are currently granted pursuant to our Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”).

The amount of long-term equity incentive compensation granted in fiscal year 2007 was based upon our overall strategic, operational and financial performance, but also took into account the greater-than-normal length of time since our last annual grants of equity awards. In fiscal year 2007, the HR Committee opted to award both stock options and RSUs, in approximately equal amounts, following consultation with the Compensation Consultant regarding prevailing market trends. The HR Committee’s decision to award RSUs was also in part based upon the adoption of SFAS No. 123R and the resulting compensation expense associated with the granting of stock options, as discussed further below. Each of our executive officers, including the Named Executive Officers which were employed with us in the first quarter of fiscal year 2007, received a grant of both stock options and RSUs on June 20, 2006, with the exception of our former Chief Financial Officer, David M. Sankaran, who had given notice of his resignation prior to that date. In total, on June 20, 2006, we granted the Named Executive Officers a total of 225,000 options to purchase shares of our common stock and a total of 140,000 RSUs subject to forfeiture and cancellation under certain conditions associated with termination of employment with us. One third (1/3) of each recipient’s RSU award vests annually on the date of the grant and one quarter (1/4) of each recipient’s stock option award vests annually on the first anniversary of the date of the grant and continues to vest in equal parts monthly thereafter for the remaining thirty-six (36) months.

In addition, our Chief Financial Officer, Rick E. Russo, was hired in October 2006 and received a stock option grant of 125,000 shares and an RSU grant of 25,000 shares as part of the employment offer. Likewise, our Chief Science Officer, Frank K. Brown, was hired in October 2006 and received a stock option grant of 100,000 shares and an RSU grant of 25,000 shares. These grants were made based upon each executive’s role with us, the expected level of contribution, and comparable internal equity awards (including awards to our former Chief Financial Officer and former Chief Science Officer). Also in fiscal year 2007, Nicholas Austin, our Vice President of Research and Development, received an award for 11,618 RSUs as a result of his participation in a stock option exchange program which was approved by our stockholders in August 2005, prior to Mr. Austin becoming a Named Executive Officer.

In fiscal year 2008, the HR Committee utilized the “shareholder value transfer” approach to administering its long-term incentive compensation program. Under this approach, the Committee referenced relevant market data relating to the Compensation Peer Group and in consultation with the Compensation Consultant, determined an appropriate percentage of our market capitalization to be utilized in connection with the long-term incentive compensation program. From this percentage, the HR Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the HR Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the HR Committee has determined that approximately 2% of our market capitalization will be utilized in connection with the long-term incentive compensation program for fiscal year 2008, resulting in approximately 500,000 RSUs being reserved for the 2008 equity incentive award pool. Further, the HR Committee has determined that approximately 40% of this available equity incentive award pool for fiscal year 2008 will be reserved for grants to executive officers.

Perquisites and Other Ancillary Benefits.

We provide the Named Executive Officers and other employees with perquisites and other ancillary benefits that the HR Committee believes are consistent with its objectives and philosophy set forth above. Description of these perquisites and other ancillary benefits, which the HR Committee periodically reviews and adjusts as deemed necessary, are set forth below.

Employee Stock Purchase Plan:   In order to encourage ownership of our stock and to align our employees’ interests with our stockholders, all employees are eligible to participate in our 2005 Employee Stock Purchase Plan (the “Purchase Plan”). However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The Purchase Plan permits participants to purchase shares of common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our stock in any given six month period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, are paid their accumulated payroll deductions to date, without interest. Participation in the Purchase Plan ends automatically upon termination of employment with us, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits:   All of our employees in the United States are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We match 50% of the first 6% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with us, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long Term Disability Insurance:   All of our Named Executive Officers and other executive officers in the United States are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their annual base salary and target annual incentive in effect on the date of death, up to a maximum benefit of $1,000,000. The long term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $10,450.00.

Executive Deferred Compensation Plan:   Historically, all of our Named Executive Officers and other executive officers in the United States were eligible to defer up to 100% of their annual compensation under the terms of our Executive Deferred Compensation Plan (the “EDC Plan”). In addition, all executive participants were eligible to earn a bonus under the EDC Plan of up to 20% percent of their annual base salary amount if our stock price appreciation for the fiscal year out-performed that of the Russell 2000 Index. For fiscal year 2007 no bonus was earned, and in May 2007, the HR Committee elected to terminate the EDC Plan.

Tax and Accounting Implications.

As part of its role in developing and overseeing our compensation programs, the HR Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The HR Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the HR Committee will balance the costs and burdens involved in such compliance against the value to us and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the HR Committee considers the effect of SFAS No. 123R, which requires companies to estimate and record as expense the fair value of share-based payment awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs, or stock appreciation rights), the HR Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of SFAS No. 123R and resulting compensation expense associated with the granting of stock awards (as discussed above), the HR Committee awarded RSUs, as well as stock options to the Named Executive Officers in fiscal year 2007.

Executive Employment Agreements

Historically, our Chief Executive Officer had been employed in accordance with the terms of an employment agreement entered into upon his joining a subsidiary of us in December 2002. Other executive officers were employed pursuant to employment letters with varying terms executed prior to their joining us. During fiscal year 2006, the HR Committee commenced extensive consultation with the Compensation Consultant with the objective of creating a standardized set of employment terms, including terms pertaining to separation and change of control, based on relevant market data from the Compensation Peer Group. In May 2006 for the Chief Executive Officer and in October 2006 for all other executive officers, the HR Committee approved the terms of these employment agreements, the details of which are set forth elsewhere in this proxy statement.

Report of the Human Resources Committee of the Board of Directors

The Human Resources Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Human Resources Committee:
Ricardo B. Levy, Ph.D., Chairman
Kenneth L. Coleman
Gary E. Costley, Ph.D.
Christopher J. Steffen

Executive Officers

The current executive officers of Accelrys are:

Name	Age	Position
Mark J. Emkjer	51	Chief Executive Officer and President
Rick E. Russo	55	Senior Vice President and Chief Financial Officer
Richard C. G. Murphy	43	Senior Vice President, Worldwide Sales and Services
David R. Mersten	42	Senior Vice President, General Counsel and Secretary
Frank K. Brown	48	Senior Vice President and Chief Science Officer
R. William Taylor	46	Vice President, Marketing and Corporate Development
Nicholas Austin	44	Vice President, Research and Development
Judith Ohrn Hicks	43	Vice President, Human Resources

Mark J. Emkjer currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining Accelrys in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002. Mr. Emkjer also served as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

Rick E. Russo has served as our Senior Vice President and Chief Financial Officer since October 2006. Prior to joining Accelrys, from 2000 through 2006, Mr. Russo served as the Chief Financial Officer of Captiva Software Corporation (“Captiva”), a leading global provider of automatic data capture software and enterprise input management solutions. Captiva was a publicly held company prior to its acquisition by EMC Corporation in December 2005. Mr. Russo was Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware.

Richard C. G. Murphy has served as our Senior Vice President, Worldwide Sales and Services since 2005. Prior to joining Accelrys, Mr. Murphy held a number of positions involving increasing managerial responsibility with MSC Software, a world leader in Mechanical Computer-Aided Engineering (MCAE) software and IT solutions, most recently in the role of Senior Vice President, General Manager, and Chief Sales Officer.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D., has served as our Senior Vice President and Chief Science Officer since October 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the CIO.

R. William Taylor has served as our Vice President of Marketing and Corporate Development since 2004. Prior to joining Accelrys, from 2003 to 2004, Mr. Taylor served as the Director of Strategy and Planning for International Business Machines Corporation. From 2000 until its acquisition by International Business Machines Corporation in 2003, Mr. Taylor served as the Director of Marketing for Rational Software Corporation, a software engineering company.

Nicholas Austin has served as our Vice President, Research & Development since 2003. From 1990 to 2003, Mr. Austin held a number of positions involving increasing managerial responsibility in our research and development group. Prior to joining Accelrys in 1990, Mr. Austin worked as a scientific consultant for Cambridge Molecular Design Ltd.

Judith Ohrn Hicks currently serves as our Vice President, Human Resources. Mrs. Ohrn-Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer or 5% stockholder of Accelrys.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, our former Chief Financial Officer, and our former Chief Science and Technology Officer (collectively referred to as the “Named Executive Officers”) during our fiscal year ended March 31, 2007.

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)		All Other Compensation		Total
Current Executive Officers
Mark J. Emkjer President and Chief Executive Officer	2007	$400,000	(4)	$117,542	$706,009	$350,200		$8,742	(5)	$1,582,493
Rick E. Russo(6) Senior Vice President and Chief Financial Officer	2007	125,000	(7)	25,168	52,186	64,375		2,724	(8)	269,453
Nicholas Austin Vice President, Research and Development	2007	238,908	(9)	73,773	124,707	98,880	(10)	378	(11)	536,646
Richard C. G. Murphy Senior Vice President, Worldwide Sales and Services	2007	250,000		36,744	93,279	142,883		7,081	(12)	529,987
R. William Taylor Vice President, Marketing and Corporate Development	2007	240,000		36,744	107,521	98,880		770	(11)	483,915
Former Executive Officers
David M. Sankaran(13) Former Senior Vice President and Chief Financial Officer	2007	88,403		—	34,038	37,500	(14)	112,700	(15)	272,641
Mathew A. Hahn, Ph.D.(16) Former Chief Science and Technology Officer	2007	190,417		227,658	94,122	55,792		5,616	(17)	573,605

       (1)  The amounts shown under the “Stock Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for fiscal year 2007 for RSUs and restricted stock awards granted to each Named Executive Officer.

       (2)  The amounts shown under the “Option Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for fiscal year 2007 for stock options granted to each Named Executive Officer.

       (3)  The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in fiscal year 2007. All amounts were paid in fiscal year 2008 with the exception of Mr. Sankaran, who received payment upon his termination of employment in August 2006.

       (4)  Pursuant to our EDC Plan, 2% of Mr. Emkjer’s pre-tax base salary has been deferred and contributed to the EDC Plan. As described below under Non-Qualified Deferred Compensation, on May 29, 2007, the HR Committee authorized the termination of the EDC Plan, including the bonus employer contribution, and the distribution of plan account balances to the participants.

       (5)  Represents a company 401(K) plan matching contribution of $7,225 and group term life insurance premiums of $1,517 paid on behalf of Mr. Emkjer.

       (6)  Mr. Russo commenced his employment with us in October 2006.

       (7)  Pursuant to our EDC Plan, 20% of Mr. Russo’s pre-tax base salary has been deferred and contributed to the EDC Plan. As described under Non-Qualified Deferred Compensation, on May 29, 2007, the HR Committee authorized the termination of the EDC Plan, including the bonus employer contribution, and the distribution of plan account balances to the participants.

       (8)  Represents a company 401(K) plan matching contribution of $1,563 and group term life insurance premiums of $1,161 paid on behalf of Mr. Russo.

       (9)  Included in this amount is £30,000, converted to U.S. dollars using an average exchange rate of $1.9636, earned by Mr. Austin subsequent to his relocation to our office in the United Kingdom effective January 1, 2007.

    (10)  The fiscal year 2007 incentive compensation for Mr. Austin was calculated in U.S. dollars based on his annual salary of $240,000 prior to his transfer to our U.K. office.

    (11)  Represents group term life insurance premiums paid on behalf of the Named Executive Officer.

    (12)  Represents a company 401(K) plan matching contribution of $6,541 and group term life insurance premiums of $540 paid on behalf of Mr. Murphy.

    (13)  As discussed further below, Mr. Sankaran resigned as our Senior Vice President and Chief Financial Officer, effective August 31, 2006.

    (14)  Represents a bonus payment to Mr. Sankaran upon his termination of employment for performance prior to his resignation.

    (15)  Represents severance payments of $112,500 and group term life insurance premiums of $200 paid on behalf of Mr. Sankaran.

    (16)  As discussed further below, Dr. Hahn resigned as our Chief Scientific and Technology Officer, effective October 15, 2006. Dr. Hahn currently serves as our Vice President, Platform Strategy and Technologies.

    (17)  Represents a company 401(K) plan matching contribution of $5,025 and group term life insurance premiums of $591 paid on behalf of Dr. Hahn.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the year ended March 31, 2007 to each of the Named Executive Officers.

							All Other
						All Other	Option Awards:		Grant Date
				Estimated Future Payouts		Stock Awards:	Number Of	Exercise or	Fair Value
				Under Non-Equity		Number Of	Securities	Base Price	of Stock
		Approval		Incentive Plan Awards(1)		Shares Of Stock	Underlying	of Option	And Option
Name	Grant Date	Date		Target	Maximum	or Units(2)	Options(3)	Awards(4)	Awards(5)
Current Executive Officers
Mark J. Emkjer	—	—		$340,000	$680,000	—	—	$—	$—
	6/20/2006	6/20/2006		—	—	50,000	—	—	354,500
	6/20/2006	6/20/2006		—	—	—	150,000	7.09	594,600
Rick E. Russo	—	—		62,500	125,000	—	—	—
	10/2/2006	8/30/2006	(6)	—	—	25,000	—	—	153,248
	10/2/2006	8/30/2006	(6)	—	—	—	125,000	6.13	423,575
Nicholas Austin	—	—		96,000	192,000	—	—	—	—
	6/20/2006	6/20/2006		—	—	25,000	—	—	177,250
	8/26/2006	8/3/2006	(7)	—	—	11,618	—	—	77,150
	6/20/2006	6/20/2006		—	—	—	25,000	7.09	99,100
Richard C. G. Murphy	—	—		150,000	300,000	—	—	—	—
	6/20/2006	6/20/2006		—	—	20,000	—	—	141,800
R. William Taylor	—	—		96,000	192,000	—	—	—	—
	6/20/2006	6/20/2006		—	—	20,000	—	—	141,800
	6/20/2006	6/20/2006		—	—	—	25,000	7.09	99,100
Former Executive Officers
David M. Sankaran	—	—		—	—	—	—	—	—
Mathew A. Hahn, Ph.D.	—	—		54,167	108,334	—	—	—	—
	6/20/2006	6/20/2006		—	—	25,000	—	—	177,250
	6/20/2006	6/20/2006		—	—	—	25,000	7.09	99,100

(1)        Executive officers are eligible to receive cash bonuses under our fiscal year 2007 Management Incentive Plan based on the achievement of certain corporate performance goals.  Payments are based on achieving certain non-GAAP operating income, revenue and order intake targets, as described in the Compensation Discussion and Analysis. The target payments are based on achieving the targeted level of performance and range from 40% to 85% of annual base salary per officer, prorated for the amount of time employed during fiscal year 2007. The maximum payments are based on achievement of the plan maximum, which allowed for 200% of the target amount payable in the event of over-achievement.  The actual amounts earned by each Named Executive Officer for fiscal year 2007 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation”.

(2)        The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(3)        One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(4)        In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing market price of our common stock on the NASDAQ Global Market on the date of grant.

(5)        The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(6)        These awards were approved by unanimous written consent of the Human Resources Committee of the Board when approving the employment offer to our current Chief Financial Officer. The awards were granted upon the commencement of his employment.

(7)        These awards were granted pursuant to the stock option exchange program, which was approved on August 2, 2005 by our shareholders, as discussed further in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. On August 3, 2006, the Board approved the issuance of the RSUs pursuant to the stock option exchange program.

Narrative Discussion of Summary Compensation Table and Grants of Plan Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during fiscal year 2007 with the Named Executive Officers. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change in control, see Termination of Employment and Change in Control Arrangements.

Current Named Executive Officers

Mark J. Emkjer

On May 21, 2006, we entered into an employment agreement with Mark J. Emkjer, our current President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Emkjer is entitled to receive an annual base salary in the amount of $400,000, which amount is subject to annual review by the Human Resources Committee. Mr. Emkjer is also entitled to participate in our management incentive plan with a targeted bonus of 85% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Emkjer is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Emkjer is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Rick E. Russo

In October 2006, we entered into an employment agreement with Rick E. Russo to become our Senior Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Russo will be paid an annual base salary of $250,000, subject to annual review by the Human Resources Committee, and is eligible to participate in our management incentive plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives. During fiscal year 2007, Mr. Russo’s participation in the management incentive plan was on a pro-rata basis. Mr. Russo was also granted an option to purchase 125,000 shares of our common stock at an exercise price equal to the closing market price of our common stock on the date of grant and 25,000 RSUs. Mr. Russo is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Russo is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Nicholas Austin

In February 2007, we entered into an amended employment agreement with Nicholas Austin, our current Vice President, Research and Development. Pursuant to the employment agreement, Mr. Austin will be paid an annual base salary of £120,000, subject to annual review by the Human Resources Committee, and is eligible to participate in our management incentive plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Austin is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Austin is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Richard C. G. Murphy

In October 2006, we entered into an employment agreement with Richard C. G. Murphy, our current Senior Vice President, Worldwide Sales and Service. Pursuant to the agreement, Mr. Murphy will be paid an annual base salary of $250,000, subject to annual review by the Human Resources Committee, and is eligible to participate in our sales management incentive plan with a targeted bonus of 60% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Murphy is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Murphy is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

R. William Taylor

In October 2006, we entered into an employment agreement with R. William Taylor, our current Vice President of Marketing and Corporate Development. Pursuant to the agreement, Mr. Taylor will be paid an annual base salary of $240,000, subject to annual review by the Human Resources Committee, and is eligible to participate in our management incentive plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Taylor is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Taylor is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Former Named Executive Officers

David M. Sankaran

On June 14, 2006, we entered into an Employment Transition and Separation Agreement with David M. Sankaran, our former Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Sankaran released all claims against us, agreed not to solicit our employees for a period of two years, and agreed to remain our Chief Financial Officer through August 31, 2006. We paid Mr. Sankaran $112,500 of salary continuation and $37,500 of incentive compensation for performance during fiscal year 2007. We agreed that Mr. Sankaran need not repay any amounts previously paid to him as reimbursement for relocation expenses.

Mathew A. Hahn, Ph.D.

On September 26, 2006, we entered into a Second Amendment to Employment Agreement with Mathew A. Hahn, Ph.D., our former Chief Science and Technology Officer. Pursuant to the terms of the agreement, Dr. Hahn resigned as Chief Science and Technology Officer and is currently serving on a part time basis as our Vice President of Platform Strategy and Technologies. Dr. Hahn’s base salary under the amended employment agreement is $10,000 per month and he remained eligible to participate in our fiscal year 2007 Management Incentive Plan with a targeted bonus of 40% of his base salary earned between April 1 and October 15, 2006. Dr. Hahn remains entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2007. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised		Option	Option	Stock Units		of Stock Units
	Options	Options		Exercise	Expiration	That Have		that Have Not
Name	Exercisable	Unexercised		Price	Date	Not Vested		Vested(1)
Current Executive Officers
Mark J. Emkjer	339,839	$—		$6.65	12/9/2012	—		$—
	67,967	—		4.57	2/5/2013	—		—
	30,584	10,196	(2)	14.37	3/16/2014	—		—
	70,833	29,167	(3)	9.35	5/10/2014	—		—
	—	150,000	(4)	7.09	6/20/2016	—		—
	—	—		—	—	50,000	(5)	319,000
Rick E. Russo	—	125,000	(6)	6.13	10/2/2016	—		—
	—	—		—	—	25,000	(7)	159,500
Nicholas Austin	9,515	—		6.53	5/28/2009	—		—
	27,186	—		8.58	9/24/2011	—		—
	10,194	—		6.99	10/17/2012	—		—
	16,991	—		4.57	2/5/2013	—		—
	19,963	426	(8)	5.52	4/14/2013	—		—
	25,311	19,689	(9)	7.44	12/20/2014	—		—
	—	25,000	(4)	7.09	6/20/2016	—		—
	—	—		—	—	25,000	(5)	159,500
	—	—		—	—	11,618	(10)	74,123
Richard C. G. Murphy	35,416	64,584	(11)	6.73	10/17/2015	—		—
	—	—		—	—	20,000	(5)	127,600
R. William Taylor	46,875	28,125	(12)	6.13	9/1/2014	—		—
	14,062	10,938	(13)	7.44	12/20/2014	—		—
	—	25,000	(4)	7.09	6/20/2016	—		—
	—	—		—	—	20,000	(5)	127,600
Former Executive Officers
David M. Sankaran	—	—		—	—	—		—
Mathew A. Hahn, Ph.D.	31,250	18,750	(14)	5.65	9/27/2014	—		—
	19,791	30,209	(15)	5.35	8/29/2015	—		—
	—	25,000	(4)	7.09	6/20/2016	—		—
	—	—		—	—	25,000	(5)	159,500

   (1) The market value of the RSUs which have not vested is based on the closing market price of our common stock on the NASDAQ Global Market on March 30, 2007, the last trading day of the fiscal year ($6.38 per share).

   (2) Of the unvested stock options as of March 31, 2007, 849 options vest monthly through March 16, 2008.

   (3) Of the unvested stock options as of March 31, 2007, 2,083 options vest monthly through May 10, 2008.

   (4) One-quarter of the stock options vest on June 20, 2007 and 1/48th of the options vest monthly thereafter so that they will be fully vested on June 20, 2010.

   (5) The unvested RSUs as of March 31, 2007 vest in equal annual installments on June 20, 2007, June 20, 2008, and June 20, 2009.

   (6) Of the unvested stock options as of March 31, 2007, 31,250 options vest on October 2, 2007, and 2,604 vest monthly through October 2, 2010.

   (7) The unvested RSUs as of March 31, 2007 vest in equal annual installments on October 2, 2007, October 2, 2008, and October 2, 2009.

   (8) The remaining unvested stock options vest on April 14, 2007.

   (9) Of the unvested stock options as of March 31, 2007, 937 options vest monthly through December 20, 2008.

(10) The unvested RSUs as of March 31, 2007 vest in equal annual installments on August 26, 2007, August 26, 2008, and August 26, 2009.

(11) Of the unvested stock options as of March 31, 2007, 2,083 options vest monthly through October 17, 2009.

(12) Of the unvested stock options as of March 31, 2007, 1,563 options vest monthly through September 1, 2008.

(13) Of the unvested stock options as of March 31, 2007, 521 options vest monthly through December 20, 2008.

(14) Of the unvested stock options as of March 31, 2007, 1,042 options vest monthly through September 27, 2008.

(15) Of the unvested stock options as of March 31, 2007, 1,042 options vest monthly through August 29, 2009.

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2007 regarding exercises of stock options and vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Current Executive Officers
Mark J. Emkjer	—	$—	1,667	$10,285	(1)
Rick E. Russo	—	—	—	—
Nicholas Austin	—	—	833	5,140	(1)
Richard C. G. Murphy	—	—	—	—
R. William Taylor	—	—	—	—
Former Executive Officers	—	—	—	—
David M. Sankaran	—	—	—	—
Mathew A. Hahn, Ph.D.	—	—	—	—

(1)   The value realized on vesting was calculated based on the on the closing market price of our common stock on the NASDAQ Global Market on February 5, 2007, the date of vesting of the restricted stock awards ($6.17 per share).

Non-Qualified Deferred Compensation

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2007 with respect to our EDC Plan.  Pursuant to the EDC Plan, executive officers and directors may contribute up to 90% of their base salary and 100% of all other forms of compensation.  On May 29, 2007, the HR Committee authorized the termination of the EDC Plan, including the bonus employer contribution, and the distribution of plan account balances to the participants.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Current Executive Officers
Mark J. Emkjer	$8,000	$—	$25,139	$—	$112,724
Rick E. Russo	22,966	—	(1,930)	—	21,036
Nicholas Austin	—	—	699	—	15,480
Richard C. G. Murphy	—	—	—	—	—
R. William Taylor	—	—	—	—	—
Former Executive Officers
David M. Sankaran	—	—	—	—	—
Mathew A. Hahn, Ph.D.	—	—	—	—	—

(1)   The amounts reported in this column are included in the Summary Compensation Table under the column “Salary”.

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements, the relevant terms of which are more fully described below:

Employment Agreement with Mark J. Emkjer.   Pursuant to the terms of Mr. Emkjer’s employment agreement, we may terminate Mr. Emkjer’s employment agreement upon two years notice. Such notice may be given commencing twelve months after execution of the agreement. However, even during the term of the agreement, Mr. Emkjer’s employment with us will be at-will, meaning that either we or Mr. Emkjer may terminate the employment relationship at any time. If Mr. Emkjer’s employment with us is terminated by us during the term without “cause” or by Mr. Emkjer for “good reason”, Mr. Emkjer will be entitled to receive, subject to his continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of two years following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of two years following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination.

In addition, if Mr. Emkjer’s employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” which takes place during the term of the employment agreement, Mr. Emkjer will be entitled to receive, subject to his continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination. In addition, all stock awards issued to Mr. Emkjer pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options granted subsequent to the execution of the above mentioned employment agreement with Mr. Emkjer will be exercisable during the earlier of 1 year following the date of termination or the original expiration date of the stock option. All stock options granted prior to execution of the above mentioned employment agreements which have an exercise period shorter than that described above and are out-of-the-money will be exercisable during the later of December 31st of the year in which the option would have expired pursuant to the applicable agreement or 2 1/2 months following the date in which such options would have otherwise expired pursuant to the applicable agreement. Certain of the stock options granted to Mr. Emkjer may have a provision which upon his termination of employment allows him to exercise the options during the 12 months following his termination of employment. For those options that do not have this provision, upon his termination of employment the options are exercisable as described above.

The timing of payments to Mr. Emkjer of his severance payments and benefits under his employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”). All payments are subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

Employment Agreements with Other Current Executives.   Pursuant to the terms of the employment agreements with Rick E. Russo, Nicholas Austin, Richard C.G. Murphy and R. William Taylor, we may terminate each such employment agreement upon two years notice. Such notice may be given to the applicable executive commencing twelve months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either we or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without “cause” or by the executive for “good reason”, such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over twelve months following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of twelve months following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to twelve months following the date of termination.

In addition, if an executive’s employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” which takes place during the term of the applicable employment agreement, such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. In addition, all stock awards issued to such executive pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options granted subsequent to the execution of the above mentioned employment agreements with our Named Executive Officers will be exercisable during the earlier of 1 year following the date of termination or the original expiration date of the stock option. All stock options granted prior to execution of the above mentioned employment agreements which have an exercise period shorter than that described above and are out-of-the-money will be exercisable during the later of December 31st of the year in which the option would have expired pursuant to the applicable agreement or 2½ months following the date in which such options would have otherwise expired pursuant to the applicable agreement.

The timing of severance payments and benefits under the executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Payments are generally subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

For purposes of the above referenced employment agreements, and as used in the table below, the terms “Cause”, “Good Reason” and “Change in Control” have the following meanings:

Cause

“Cause” generally means:

(i)    any material failure on the part of the executive to faithfully and professionally carry out his duties or to comply with any other material provision of the employment agreement;

(ii)   executive’s dishonesty (which shall include without limitation any misuse or misappropriation of our assets), or other willful misconduct, if such dishonesty or other willful misconduct is intended to or likely to materially injure the business of the company;

(iii) executive’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to executive’s employment;

(iv)  executive’s insobriety or use of drugs, chemicals or controlled substances either in the course of performing Executive’s duties and responsibilities under the employment agreement, or otherwise affecting the ability of executive to perform the same;

(v)   executive’s failure to comply with a lawful written direction of the company or the Board; or

(vi)  any wanton or willful dereliction of duties by executive.

Good Reason

“Good Reason” generally means:

(i)    the company’s breach of any of the material terms of this agreement;

(ii)   the company’s relocating its office at which executive is principally employed on the date of execution of the employment agreement to a location which is more than fifty (50) miles from both executive’s residence and the offices of the company at which executive is principally employed on the date of execution of the employment agreement, and requiring executive to commute to such location without executive’s written consent;

(iii) a material diminution in executive’s title, duties or responsibilities or conditions of his/her employment from those in effect on the date of execution of the employment agreement; or

(iv)  a reduction of more than 10% in executive’s annual base salary then-in-effect without executive’s consent (other than such a reduction applicable generally to other senior executives of the Company)

As it relates to a change in control, “Good Reason” also means a reduction in the Executive’s target bonus. For the avoidance of doubt, other than in the event of termination without cause or resignation for good reason under a change in control, executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change in Control

“Change in Control” generally means:

(i)    any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a group within the meaning of such Section 13(d) but excluding the company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the company or any subsidiary thereof (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”); or

(ii)   the consummation of a merger or consolidation of the Company, or the acceptance by the stockholders of the Company of shares in a share exchange, where the Persons who were the beneficial owners of Company Voting Securities, outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Company Voting Securities or voting securities of the Acquiring Company (as defined in the applicable employment agreements) in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange; or

(iii) a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, that a Change of Control shall not be deemed to have occurred where (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction and (y) such corporation expressly assumes this Agreement; or

(iv)  such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board (or, if applicable, of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was (x) a member of the Board on the date of this Agreement or (y) nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change in control had the termination occurred on March 31, 2007. The actual amounts can only be determined at the time of such executive’s separation from the company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features such as the Section 280G gross-up provisions set forth in each executive’s employment agreement.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change in control are calculated by multiplying $6.38 per share, which is the closing market price of our common stock on the NASDAQ Global Market as of March 30, 2007, the last trading day of fiscal year 2007, by the number of shares of RSUs that would have vested if the change in control had occurred on March 31, 2007. The assumed payouts for the accelerated vesting of stock options is calculated by taking the difference between the exercise price of the stock option and $6.38 per share and multiplying that by the number of stock options which would become vested if the change in control had occurred on March 31, 2007. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $6.38 per share on March 31, 2007 as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a change of control and a termination of employment under circumstances specified in the employment agreements. In addition, our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to change of control. These provisions accelerate vesting for all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate employment agreements.

Additionally, in accordance with SEC regulations, we do not report in the table below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation by the Executive for Good Reason(1)		Change of Control Termination Without Cause or Resignation for Good Reason
Current Executive Officers
Mark J. Emkjer	Base Salary	$800,000	(2)	$800,000	(2)
	Management Incentive Compensation	680,000	(3)	680,000	(3)
	Equity Plans	—		319,000	(4)
	Health Benefits	24,000	(5)	24,000	(5)
Rick E. Russo	Base Salary	250,000	(6)	500,000	(7)
	Management Incentive Compensation	125,000	(8)	250,000	(3)
	Equity Plans	—		190,750	(9)
	Health Benefits	12,000	(10)	12,000	(10)
Nicholas Austin	Base Salary	235,620	(6)	471,240	(7)
	Management Incentive Compensation	96,000	(8)	192,000	(3)
	Equity Plans	—		233,991	(11)
	Health Benefits	12,000	(10)	12,000	(10)
Richard C. G. Murphy	Base Salary	250,000	(6)	500,000	(7)
	Management Incentive Compensation	150,000	(8)	300,000	(3)
	Equity Plans	—		127,600	(12)
	Health Benefits	12,000	(10)	12,000	(10)
R. William Taylor	Base Salary	240,000	(6)	480,000	(7)
	Management Incentive Compensation	96,000	(8)	192,000	(3)
	Equity Plans	—		134,631	(13)
	Health Benefits	12,000	(10)	12,000	(10)
Former Executive Officers
David R. Sankaran	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—
Mathew A. Hahn, Ph.D.	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

  (1) If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

  (2) Amount represents twice the amount of Mr. Emkjer’s fiscal year 2007 base salary of $400,000.

  (3) Amount represents twice the target amount of incentive compensation for performance during fiscal year 2007. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2007 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2007 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

  (4) Amount includes $319,000 for accelerated vesting of 50,000 unvested RSUs.

  (5) Amount represents estimated payments for continued health insurance coverage for 24 months.

  (6) Amounts represent the executive’s fiscal year 2007 base salary as follows: Mr. Russo ($250,000), Mr. Austin (£120,000, converted to U.S. dollars using an exchange rate of $1.9635), Mr. Murphy ($250,000), and Mr. Taylor ($240,000).

  (7) Amounts represent twice the amount of the executive’s fiscal year 2007 base salary as denoted in (6) above.

  (8) Amount represents the target amount of incentive compensation for performance during fiscal year 2007. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2007 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2007 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

  (9) Amount includes $31,250 for accelerated vesting of 125,000 unvested stock options and $159,500 for accelerated vesting of 25,000 unvested RSUs.

(10) Amount represents estimated payments for continued health insurance coverage for 12 months.

(11) Amount includes $368 for accelerated vesting of 426 unvested stock options and $233,623 for accelerated vesting of 36,618 unvested RSUs.

(12) Amount includes $127,600 for accelerated vesting of 20,000 unvested RSUs.

(13) Amount includes $7,031 for accelerated vesting of 28,125 unvested stock options and $127,600 for accelerated vesting of 20,000 unvested RSUs.

Human Resources Committee Interlocks and Insider Participation

As noted above, the Human Resources Committee of the Board consists of Messrs. Coleman, Levy, Costley, and Steffen. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between Accelrys’ Board or Human Resources Committee and the board of directors or human resources committee, or compensation committee as appropriate, of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our directors and executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2007, all

Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, except that one Form 4 was belatedly filed on behalf of Frank K. Brown.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process. Nevertheless, during the upcoming year, the Governance and Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board. In the event that any such formal process is adopted, we will publish it promptly on our corporate website.

On the other hand, we do have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, as Board members are both invited and expected to attend the annual meetings. In accordance with this policy, all incumbent directors attended our 2006 annual meeting of stockholders.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten
Secretary

Appendix I

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACCELRYS, INC.

The undersigned, Rick E. Russo, hereby certifies as follows:

1.     He is the duly elected, qualified and acting Senior Vice President and Chief Financial Officer of Accelrys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2.     The first paragraph of Article Four of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows: “This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the corporation is authorized to issue is Sixty Million (60,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which the corporation is authorized to issue is Two Million (2,000,000) shares, par value $0.0001 per share.”

3.     The amendments set forth herein have been duly approved and adopted by the Board of Directors of the Corporation.

4.     The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute and the Corporation’s Amended and Restated Certificate of Incorporation, as amended, were voted in favor of the amendments set forth herein.

5.     The amendments set forth herein were duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Rick E. Russo, its Senior Vice President and Chief Financial Officer, this         day of                     , 2007.

Rick E. Russo
Senior Vice President and Chief Financial Officer

Appendix II

AUDIT COMMITTEE CHARTER

As Amended February 2006

ORGANIZATION.   This charter governs the operations of the Audit Committee (the “Committee”) of Accelrys, Inc. (the “Company”). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the “Board”) of such charter. The Committee shall be appointed by the Board annually and shall be comprised of at least three members, each of whom is independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company, are not an affiliated person of the Company or its subsidiaries, meet the independence requirements of any stock exchange or stock market listing standards applicable to the Company, and have no relationship that may interfere with the exercise of their independence from the management and the Company. All Committee members shall be financially literate and at least one member shall satisfy the applicable NASDAQ financial sophistication requirements as in effect from time to time.

MISSION STATEMENT.   The Committee’s mission is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. For their part, the independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and for reviewing the Company’s unaudited interim financial statements. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

RESPONSIBILITIES.

A.     The Committee shall oversee:

1)     The integrity of the Company’s financial statements and the financial reporting process;

2)     The Company’s system of internal controls over financial reporting;

3)     The performance of the Company’s internal audit function and independent registered public accounting firm;

4)     The independent registered public accounting firm’s qualifications and independence;

5)     The annual independent audit of the Company’s consolidated financial statements;

6)     The legal compliance and ethics programs as established by management and the Board; and

7)     The Company’s compliance with ethics policies and legal policies and regulatory requirements.

B.     The Committee shall maintain free and open communication among the Committee, the independent registered public accounting firm, the internal auditors, and management of the Company.

C.     The Committee may investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain independent outside counsel, or other experts or advisers as it determines necessary to carry out its duties.

D.     The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform the specific non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

E.     The Committee shall have a clear understanding with management and the independent registered public accounting firm that the independent registered public accounting firm is ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent registered public accounting firm. The Committee shall discuss with the independent registered public accounting firm their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and approve the retention of the Company’s independent registered public accounting firm, subject to stockholders’ ratification. If the stockholders do not ratify the selection, the Committee may nevertheless retain the independent registered public accounting firm. Even if the stockholders ratify the selection, the Committee retains the ultimate authority to terminate the independent registered public accounting firm.

F.     At least annually, the Committee shall obtain and review a report by the independent registered public accounting firm describing:

•  The independent registered public accounting firm’s internal quality control procedures.

•  Any material issues raised by the most recent internal quality control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues.

•  All relationships between the independent registered public accounting firm and the Company (to assess the firm’s independence).

G.    The Committee shall discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

H.    The Committee shall review with management and the independent registered public accounting firm the Company’s interim reports, including the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s Quarterly Reports on Form 10-Q (“Interim Reports”). The Committee shall authorize and approve the filing of such Interim Reports. Also, the Committee shall discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

I.      The Committee shall review with management and the independent registered public accounting firm the Company’s Annual Report on Form 10-K (“Annual Report”), including the financial statements therein and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations proposed to be included in the Annual Report , and including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall authorize and approve the filing of the Annual Report. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

J.      The Committee shall set clear hiring policies for employees or former employees of the independent registered public accounting firm that meet the SEC regulations and stock exchange listing standards.

K.     The Committee shall meet separately periodically with management, the internal auditors, and the independent registered public accounting firm to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent registered public accounting firm to meet privately with the members of the Committee. The Committee shall review with the independent registered public accounting firm any audit problems or difficulties and management’s response.

L.     The Committee shall receive regular reports from the independent registered public accounting firm on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

M.    The Committee shall review management’s assertion on its assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent registered public accounting firm’s report on management’s assertion.

N.     The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

O.    The Committee shall establish and maintain procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

P.     The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

Q.    The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

R.     The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

S.      The Committee shall report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

July 23, 2007

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark J. Emkjer and David R. Mersten as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on July 6, 2007, at the Company’s Annual Meeting of Stockholders to be held on August 30, 2007, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

August 30, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect two Class III officers to our Board of Directors for a term of three years:

☐	FOR ALL NOMINEES	NOMINEES:
☐ Kenneth L. Coleman
☐	WITHHOLD AUTHORITY	☐ Ricardo B. Levy, Ph.D.
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle to each nominee you with to withhold, as shown here ☐

2.	To ratify the appointment of Ernest & Young as our independent registered public accounting firm for the fiscal year ending March 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.